UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2014

SALISBURY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Connecticut	000-24751	06-1514263
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Bissell Street, Lakeville, Connecticut	06039-1868
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 435-9801

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑       Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R 240.13e-4(c))

Form 8-K, Current Report

Salisbury Bancorp, Inc.

Section 1.

Item 1.01       Entry into a Material Definitive Agreement

Salisbury Bancorp, Inc. (NASDAQ Capital Market: SAL) (“Salisbury”) announced on March 19, 2014 the execution of a definitive agreement pursuant to which Riverside Bank will merge with and into Salisbury’s subsidiary bank, Salisbury Bank and Trust Company (the “Merger”), a Connecticut-chartered and Federal Deposit Insurance Corporation insured commercial bank headquartered in Lakeville, Connecticut (the “Bank”).

The transaction, approved by the Boards of Directors of both companies, is valued at approximately $28 million. The terms of the merger agreement call for each outstanding share of Riverside Bank common stock to be converted into the right to receive 1.350 shares of Salisbury common stock.

Upon completion of the transaction, Mr. Davies will serve as the President of Salisbury Bank’s New York Region. Further, Charles M. Andola, George Banta, Michael D. Gordon, Polly Diane Hoe and Rudolph P. Russo will join Salisbury’s Board. Riverside’s executive officers, Riverside’s nominees to the Salisbury Board of Directors and the other members of Riverside’s Board of Directors, have signed an agreement to vote their shares in favor of the merger. In the aggregate, such voting agreements represent approximately 52.3% of the outstanding Riverside Stock.

Completion of the transaction is subject to customary closing conditions, including the receipt of regulatory approval and the approval of Salisbury’s and Riverside Bank’s shareholders. The transaction is expected to close in the third or fourth quarter of 2014.

The Bank, formed in 1848, currently provides commercial banking, consumer financing, retail banking and trust and wealth advisory services through a network of eight banking offices and eight ATMs located in Litchfield County, Connecticut, Dutchess County, New York and Berkshire County, Massachusetts and through its internet website (www.salisburybank.com). Riverside Bank currently operates four branches in Poughkeepsie, Red Oaks Mill, Newburgh and Fishkill, New York.

For additional information, reference is made to the press release dated March 19, 2014, which is included as Exhibit 99.1 and is incorporated herein by reference, and to the Agreement and Plan of Merger, by and among Salisbury Bancorp, Inc., Salisbury Bank and Trust Company, and Riverside Bank dated as of March 18, 2014, which is filed as Exhibit 2.1 and is incorporated herein by reference. Additionally, an investor presentation discussing the proposed transaction will be available for download, by approximately 8:30 a.m. EST on Wednesday, March 19, 2014 at Salisbury’s “Shareholder Relations” section of Salisbury’s website at www.salisburybank.com, and will remain available for download for at least ninety days.

Important Additional Information About the Transaction

The press release included as Exhibit 99.1 may be deemed to be solicitation material in respect of the proposed merger of the Bank and Riverside Bank. The proposed transaction will be submitted to shareholders of Riverside Bank and Salisbury for their consideration. In connection with the proposed transaction, Salisbury will file with the SEC a registration statement on Form S-4 that will include the Joint Proxy Statement/Prospectus of Riverside Bank and Salisbury. Shareholders of Salisbury and Riverside Bank are urged to read the Proxy Statement/Prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Salisbury at the SEC’s internet site (http://www.sec.gov). Copies of the Proxy Statement/Prospectus and the SEC filings that will be incorporated by reference in the Proxy Statement/Prospectus can be obtained, free of charge at Salisbury’s website at www.salisburybank.com or by directing a request to Shelly Humeston, Vice President and Secretary, Salisbury Bank and Trust Company, 5 Bissell Street, P.O. Box 1868, Lakeville, CT 06039-1868.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Section 9.      Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(a)	Not Applicable.
(b)	Not Applicable.
(c)	Not Applicable.
(d)	Exhibits.
Exhibit 2.1* Agreement and Plan of Merger by and among Salisbury Bancorp, Inc., Salisbury Bank and Trust Company, and Riverside Bank dated March 18, 2014.
Exhibit 99.1 Press release dated March 19, 2014.

_____________

* The schedules to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission. Any omitted schedule will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 19, 2014		SALISBURY BANCORP, INC.
	By:	/s/ Donald E. White Donald E. White Executive Vice President and Chief Financial Officer